CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated September 25, 2009, relating to the consolidated financial statements of MAM Software Group, Inc. (formerly “Aftersoft Group Inc.”) and subsidiaries as of June 30, 2009 and 2008 and for the years then ended (which report expresses an unqualified opinion) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

KMJ Corbin & Company LLP

Costa Mesa, California
June 11, 2010

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